Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Veri-Tek International, Corp., for the registration of 4,004,000 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements and schedules of Veri-Tek International, Corp. and subsidiaries included in its annual report on Form 10-K for the year ended December 31, 2005, filed March 31, 2006 with the Securities and Exchange Commission.

/s/ Freedman & Goldberg CPAs, P.C.

Farmington Hills, MI

December 21, 2006